Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Summit Hotel Properties, Inc. Amended and Restated 2011 Equity Incentive Plan of our reports dated March 2, 2015, with respect to the consolidated financial statements and Schedule III of Summit Hotel Properties, Inc. and the effectiveness of internal control over financial reporting of Summit Hotel Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas
August 3, 2015